Exhibit 99.2

Ryman Hospitality Properties, Inc. Announces Plans to Acquire Block 21 in Austin, Texas From Stratus Properties Inc. for $275 Million

-Premier Mixed-Use Entertainment, Lodging and Retail Complex is Home to Austin’s Iconic ACL Live at the Moody Theater -

NASHVILLE, Tenn. (December 9, 2019) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today it has reached an agreement with Stratus Properties Inc. (NASDAQ: STRS) to acquire Block 21, a mixed-use entertainment, lodging, office and retail complex located in the heart of downtown Austin, Texas, for $275 million, which includes the assumption of approximately $141 million of existing mortgage debt.

Completed in 2010 and located on an entire city block in Austin’s 2nd Street District, Block 21 is home to the iconic ACL Live at the Moody Theater (ACL Live), a 2,750-seat state-of-the-art entertainment venue that serves as the filming location for the famed Austin City Limits television series. The Block 21 complex also includes the 251-room W Austin Hotel, the 350-seat 3TEN at ACL Live club and approximately 53,000 square feet of other Class A commercial space.

Colin Reed, Chairman and Chief Executive Officer of Ryman Hospitality Properties, said, “Block 21 is a one-of-a-kind asset anchored by a world-class theater in one of the most vibrant and culturally significant music destinations in the country. We believe ACL Live, along with the entire Block 21 complex, is a natural complement to our portfolio of iconic entertainment and media assets. Through this acquisition, we have the opportunity to build a relationship with the millions of music lovers who visit Austin each year that will allow us to cross-promote our brands to a new, but related customer. We also believe there are significant opportunities to create content that will position Austin and Block 21 as a must-visit destination for country lifestyle consumers through our new TV platform, Circle, which is set to launch in early 2020. ”

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, said, “Ryman Hospitality Properties is a great company that understands and respects the strong connection that exists between Austin and its music scene. We think Ryman Hospitality Properties’ expertise in both hospitality and live entertainment, plus their demonstrated stewardship of the iconic Ryman Auditorium and Grand Ole Opry makes them the ideal company to usher Block 21 and ACL Live into their next decade.”

Commonly referred to as the live music capital of the world, Austin welcomes more than 27 million visitors a year who travel to the market to experience its festivals, unique music venues, culinary scene, and nightlife. Austin has also enjoyed strong transient hotel demand and robust population growth over the past decade. Large corporate relocations and expansions within the market have led to low office and retail space vacancies, particularly in the downtown districts.

Reed continued, “The Stratus Properties team has done a remarkable job supporting their vision for Block 21 with high-quality brands and relationships, like Marriott and Austin City Limits. We look forward to building upon the tremendous momentum they have created with Block 21 and to continuing the close relationship between Austin City Limits and ACL Live at the Moody Theater for many years to come. With our team’s expertise in hospitality, media and entertainment, we believe we are in a unique position to, over time, cement the entire Block 21 complex as a music-centric entertainment and lodging hub with ACL Live at its center.”

The acquisition is expected to close in the first quarter of 2020, subject to customary closing conditions including, but not limited to, consent to the Company’s assumption of the existing mortgage loan by the loan servicer and the consent of the property manager, an affiliate of Marriott, to the Company’s assignment and assumption of the existing management agreement.

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A Note to Ryman Hospitality Properties, Inc. Shareholders: For additional information regarding this acquisition, visit ir.rymanhp.com and click on Presentations and Transcripts. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference in this release.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 8,114 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. The Company is a joint venture owner of the 1,501-room Gaylord Rockies Resort & Convention Center, which is also managed by Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the pending acquisition of Block 21, and the Company’s expectations for Block 21 upon the closing of the transaction. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with the pending Block 21 acquisition, including, but not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the Block 21 acquisition, or result in the termination of the agreement for the Block 21 acquisition; adverse effects on the Company’s common stock because of the failure to complete the Block 21 acquisition; and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Reports on Form 10-Q and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com

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